MINERAL PROPERTY OPTION AGREEMENT

DATED and made for reference effective as of the 29th day of June, 2011.

BETWEEN:

LABERINTO HOLDINGS, S.A., a Peruvian corporation having an address for notice and delivery located at Calle Lineas de Nazca #220, La Molina, Lima, Peru.

(the “Optionor”)

OF THE FIRST PART

AND:

URANIUM 308 CORP., a Nevada corporation having an address for notice and delivery located at 2808 Cowan Circle, Las Vegas, Nevada  89107.

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.                         The Optionor is the beneficial owner of an undivided one hundred percent (100%) interest in a mineral concession located in the Perene district, Chanchamayo, Peru and a mineral concession located in the Palca district, Tarma, Peru both in the Department of Junin, which are more particularly described in Schedule “A” attached hereto and forming a material part of this Agreement (the “Property”); and

B.                         The Optionor wishes to grant an option to the Optionee to acquire up to a seventy-five percent (75%) interest in and to the Property, and the Optionee wishes to acquire the same on the terms and subject to the conditions as are more particularly set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained the parties hereto agree as follows:

1.	REPRESENTATIONS AND WARRANTIES

1.1	Each party represents and warrants to the other party hereto that:

(a)	The parties have full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)	The parties have duly obtained all necessary governmental, corporate and other authorizations for its execution and performance of this Agreement;

(c)
Neither the execution and delivery of this Agreement nor any of the agreements contemplated hereby, nor the consummation of the transactions hereby contemplated, conflict with, or result in the breach of, or accelerate the performance required by any agreement to which they are a party; and

(d)
The parties shall diligently and in good faith perform their duties and obligations of this Agreement in the event of a party conducting or supervising exploration and development then it shall conduct or supervise the same in a careful, diligent, efficient and professional manner, shall file all eligible expenditures for assessment work with the appropriate mining claim recorder, and shall keep the Property in good standing.

1.2	The Optionor represents and warrants to the Optionee that:

(a)
It is the legal and beneficial owner of all of the mineral interests comprising the Property, free and clear of all liens, charges and claims of others, and, except as disclosed herein, no taxes or rentals are due in respect of any thereof, the Optionor has free and unimpeded right of access to the Property and the Optionor has use of the Property surface for the herein purposes;

(b)
The mineral interests comprised in the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is situate and the Property is in good standing with the mining recorder, or such other entity with jurisdiction over such matters, on the date of this Agreement;

(c)
To the best of its knowledge, there is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Property or which may impede development, nor to the knowledge of the Optionor is there any basis for any potential claim or challenge, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no persons have any royalty, net profits or other interests whatsoever in production from any of the mineral interests comprising the Property;

(d)	To the best of its knowledge, there are no restrictions on the exploitation of minerals on the Property;

(e)
The consummation of the transactions contemplated in this Agreement will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any other indenture, agreement or other instrument to which the Optionor is a party or by which he is bound or to which he may be subject; and

(f)
The Optionor has the full right and authority to exercise the Optionor's rights and remedies under this Agreement, to waive any default of the Optionee under this Agreement, to exercise any and all claims which the Optionor may have as against the Optionee under this Agreement and to collect, distribute and account for any and all payments and issuances made by the Optionee to the Optionor under this Agreement.

1.3                        The representations and warranties of the parties set out herein are conditions upon which the parties have relied in entering into this Agreement and will survive the termination of this Agreement and the acquisition of any interest in the Property by the Optionee hereunder, and each party will indemnify and save the other harmless from all loss, damage, costs and expenses which may be suffered or incurred by the other as a result of or in connection with any breach or inaccuracy of any such representation and warranty made by such party.

2.	GRANT AND MAINTENANCE OF OPTION

2.1                        The Optionor hereby gives and grants to the Optionee the right and option to acquire up to a seventy-five percent (75%) interest in and to the Property in accordance with the terms and conditions of this Agreement (the “Option”).

2.2                        In order to exercise the Option and to earn its interest in the Property, the Optionee shall:

(a)	make a cash payment to the Optionor of fifty thousand ($50,000) dollars within two months following the signing of this Agreement whereupon the Optionee will earn a 25% interest in the Property;

(b)
issue to the Optionor 15,000,000 fully paid and non – assessable common shares (the “Shares”) of the Optionee upon the signing of this Agreement, whereupon the Optionee will earn a 25% interest in the Property; and

(c)
incur exploration expenditures on the Property in the amount of US$250,000 on or before the first anniversary of the signing of this Agreement whereupon the Optionee will earn a 25% interest in the Property.

2.3                        For purposes of paragraph 2.2(c) above, exploration expenditures will be deemed to have been incurred by the Optionee when the Optionee has expended funds or has received goods or services from third parties for which the Optionee has an obligation to make payment, whether or not payment has been made.

2.4                        With respect to the US$250,000 in exploration expenditures, the Optionee shall have the sole and absolute discretion as to the allocation of such expenditures between the two mineral concessions.

2.5                        If the Optionee reasonably believes that it has incurred the exploration expenditures required to be incurred by the Optionee in order to earn that particular 25% interest in the Property, but it is subsequently determined upon examination or audit by either party that such exploration expenditures were not incurred within such period, the Optionee will not lose its right to earn that particular 25% interests in the Property, provided that the Optionee pays to the Optionor in cash or in common shares of the Optionee, at the election of the Optionee, such deficiency in exploration expenditures within thirty (30) days following such determination (if determined by the Optionee) or within thirty (30) days following notice to the Optionee of such deficiency (if determined by the Optionor), and the payment of such deficiency in exploration expenditures will be deemed to be incurred by the Optionee for purposes of this Agreement.

2.6                        During the currency of this Agreement, the Optionee shall keep the Property in good standing, free and clear of all liens and encumbrances resulting from its activities on the Property, and shall maintain adequate insurance coverage protecting the parties to this Agreement from third party claims.

3.	TERMINATION OF OPTION

3.1	This Agreement and the Option shall terminate:

(a)	If the Optionee fails to make the required cash payment or issue the required shares to the Optionor in accordance with paragraphs 2.2(a) and 2.2(b) above within the time periods specified therein;

(b)	If the Optionee fails to incur the required exploration expenditures on the Property in accordance with paragraph 2.2(c) above within the time period specified therein; and

(c)	If the Optionor has given notice of default in accordance with paragraph 11.1 herein and the Optionee has failed to remedy such default within the allowed period of time.

4.	ACQUISITION OF INTEREST IN THE PROPERTY

4.1                        At such time as the Optionee has made the required cash payment to the Optionor in accordance with paragraph 2.2(a) above, within the time period specified therein, that portion of the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, without any further act, acquired a twenty-five percent (25%) interest in and to the Property.

4.2                        At such time as the Optionee has issued the required shares to the Optionor in accordance with paragraph 2.2(b) above, within the time period specified therein, that portion of the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, without any further act, acquired a twenty-five percent (25%) interest in and to the Property.

4.3                        Upon the Optionee having satisfied the required exploration expenditures in accordance with paragraph 2.2(c) above, within the time period specified therein, the final portion of the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, without any further act, acquired a twenty-five percent (25%) interest in the Property.

5.	RIGHT OF ENTRY

5.1                        Except as otherwise provided in this Agreement, throughout the term of this Agreement, the Optionee and its servants, agents and independent contractors, shall have the right in respect of the Property to:

(a)	Enter in, under and upon the Property;

(b)	Have quiet possession of the Property;

(c)	Do such prospecting, exploration, development and/or other mining work thereon and thereunder as it in its sole discretion may determine advisable;

(d)	Bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e)	Remove from the Property and dispose of reasonable quantities of ores, minerals and metals for the purpose of obtaining assays or making other tests.

6.	REGISTRATION AND TRANSFER OF PROPERTY INTERESTS

6.1                        Upon the request of the Optionee, the Optionor shall assist, when required, the Optionee to record this Agreement with the appropriate mining recorder, and the Optionor shall further provide the Optionee with such recordable transfers as the Optionee and its counsel shall require to record their due interests in respect of the Property.  The costs of recording such transfers will be borne equally by the Optionor and the Optionee.

7.	OBLIGATIONS OF THE OPTIONEE DURING THE OPTION PERIOD

7.1	During the Option Period the Optionee shall:

(a)
Maintain in good standing those mineral concessions comprised in the Property that are in good standing on the date hereof by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral concessions free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)
Permit the directors, officers, employees and designated consultants of the Optionor, at their own risk, access to the Property at all reasonable times subject always to paragraph 8 below, provided that the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property;

(c)	Do all work on the Property in a good and minerlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority; and

(d)
Deliver to the Optionor forthwith after receipt by the Optionee assay results for samples taken from the Property, together with reports showing the location from which the samples were taken and the type of samples.

8.	OBLIGATIONS OF THE OPTIONEE ON TERMINATION THE OPTION

8.1                        If the Option is terminated otherwise than by the exercise of the same, the Optionee shall:

(a)
Leave in good standing for a period of at least thirty (30) days from the termination of the Option those mineral concessions comprised in the Property that are in good standing on the date hereof and any other mineral concessions comprised in the Property that the Optionee brings into good standing after the date hereof; and

(b)
Deliver at no cost to the Optionor within thirty (30) days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the Property and not heretofore furnished to the Optionor.

8.2                        Notwithstanding termination of the Option, the Optionee shall have the right, within a period of one hundred and eighty (180) days following the termination of the Option, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

9.	ENVIRONMENTAL INDEMNIFICATION

9.1                        The Optionor agrees to indemnify and save the Optionee harmless from and against any environmental liability suffered or incurred by the Optionee arising directly or indirectly from any operations or activities conducted in or on the Property, whether by the Optionor or others, prior to the signing of this Agreement.

9.2                        The Optionee agrees to indemnify and save the Optionor harmless from and against any environmental liability suffered or incurred by the Optionor arising directly or indirectly from any operations or activities conducted on the Property, whether by the Optionee, its employees or agents, after the signing of this Agreement.

9.3                        The provisions of this Section 9 will survive any termination of this Agreement.

10.	CONFIDENTIAL INFORMATION

10.1                      No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of product derived from the Property, shall be published by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

11.	DEFAULT AND TERMINATION

11.1                      The parties hereto agree that if the Optionee is in default with respect to any of the provisions of this Agreement, the Optionor shall give notice to the Optionee, designating such default, and within sixty (60) days after its receipt of such notice, the Optionee shall either:

(a)	Cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b)	Give the Optionor notice that it denies that such default has occurred and that it is submitting the question to arbitration as provided below.

12.	ARBITRATION

12.1                      The Parties agree that all controversies, claims, disputes and matters in question arising out of, or related to, this Agreement, the performance under this Agreement, the breach of this Agreement or any other matter or claim whatsoever shall be decided by binding arbitration before the American Arbitration Association, utilizing the Commercial Arbitration Rules.  Venue for any arbitration between the Parties shall be had and is mandatory in New York, New York to the exclusion of all other places of venue, for all matters that arise under this Agreement.

13.	NOTICE

13.1                      Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by one party hereto to the other party, in any capacity (a “Notice”) will be in writing and will be deemed to have been given if mailed by prepaid registered mail return receipt requested, faxed or delivered to the address of the other party set out below:

If to the Optionee

Uranium 308 Corp.
2808 Cowan Circle
Las Vegas, NV  89107

Attention:  President
Telephone No.: 702.425.8662
Fax. No.: ________________

If to the Optionor

Laberinto Holdings, S.A.
Calle Lineas de Nazca #220
La Molina, Lima, Peru

Attention:  President
Telephone No.: _________________
Fax. No.: _________________

or to such substitute address as such party may from time to time direct in writing, and any such Notice will be deemed to have been received, if mailed, on the date noted on the return receipt, if faxed, on the first business day after the date of transmission, and if delivered, upon the day of delivery or if such day is not a business day, then on the first business day thereafter.

14.	FORCE MAJEURE

14.1                      No party will be liable to the other party hereto and no party will be deemed in default hereunder for any failure to perform or delay in performing any of its obligations under this Agreement or in incurring exploration expenditures caused by or arising out of any event (a “force majeure event”) beyond the reasonable control of such party, excluding lack of funds but including lack of rights or permission by government authorities or indigenous peoples’ groups to enter upon the Property to conduct exploration, development and mining operations thereon, war conditions, actual or potential, earthquake, fire, storm, flood, explosion, strike, labour trouble, accident, riot, unavoidable casualty, act of restraint, present or future, of any lawful authority, act of God, protest or demonstrations by environmental lobbyists or indigenous peoples’ groups, act of the public enemy, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market or unavailability of equipment.  No right of a party will be affected for failure or delay of a party to perform any of its obligations under this Agreement or to incur exploration expenditures, if the failure or delay is caused by a force majeure event.  All times provided for in this Agreement will be extended for the period equal to the period of delay.  The affected party will take all reasonable steps to remedy the cause of the delay attributable to the events referred to above, provided that nothing contained in this section will require any party to settle any labour dispute, protest or demonstration, or to question or test the validity of any governmental order, regulation, law or claim of right by indigenous peoples' groups.  The affected party will promptly give notice to the other party of the commencement and termination of each period of force majeure.

15.	GENERAL

15.1                      In this Agreement all dollar amounts are expressed in lawful currency of the United States of America, unless specifically provided to the contrary.

15.2                      This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

15.3                      The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever.  No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

15.4                      No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

15.5                      Words used herein importing the singular number shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include firms, partnerships and corporations.

15.6                      The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

15.7                      No modification, variation or amendment of this Agreement will be effective unless evidenced in writing, executed by both of the parties.

15.8                      If any provision of this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, such provision may be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions hereof will not be affected or impaired by reason thereof.

15.9                      This Agreement will be governed by and interpreted and enforced in accordance with the laws in force in the State of Nevada.  Subject to paragraph 12.1, each party irrevocably submits to the non-exclusive jurisdiction of the courts of Nevada with respect to any matter arising hereunder or relating hereto.

15.10                    This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

15.11                    This Agreement may be executed in original or counterpart form, delivered by facsimile, pdf email attachment, or otherwise, and when executed by the parties as aforesaid, shall be deemed to constitute one agreement and shall take effect as such.

IN WITNESS WHEREOF this Agreement has been signed by the parties as of the day and year first above written.

URANIUM 308 CORP.

Per:	/s/ Dennis Tan
Dennis Tan, President

LABERINTO HOLIDNGS, S.A.

Per:	/s/ Noemi Taracaya
Authorized Signatory

Noemi Taracaya, General Manager
(print name and title)

SCHEDULE “A”

THIS IS SCHEDULE “A” to the Mineral Property Option Agreement dated the 29th day of June, 2011, between Laberinto Holdings, S.A. and Uranium 308 Corp.

THE PROPERTY

Name of Concession	Concession Number	Area (ha)	Expiry Date
Alex I	01-02934-11	100
Mishi I	01-02933-11	800

SCHEDULE “B”

THIS IS SCHEDULE “B” to the Mineral Property Option Agreement dated the 29th day of June, 2011, between Laberinto Holdings, S.A. and Uranium 308 Corp.

MAPS

Refer to the attached materials.